Contact: Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC International, Inc. Reports First Quarter 2010 Results

Overland Park, Kansas, (May 10, 2010) - NPC International, Inc. (the "Company"), today reported results for its first fiscal quarter ended March 30, 2010.

HIGHLIGHTS:

•	Comparable store sales from continuing operations increased 10.2% rolling over a decrease of -5.0% last year.
•	Non-GAAP Adjusted EBITDA ("Adjusted EBITDA") from continuing operations (reconciliation attached) of $32.4MM was $2.6MM or 8.6% greater than last year.
•	Income from continuing operations of $9.5MM was $3.4MM or 57.1% greater than last year.
•	Debt declined by $31.3MM to $402.4MM from last fiscal year end.
•
Our leverage ratio decreased to 4.12X Consolidated EBITDA, as defined in our credit agreement (which excludes the benefit of excess cash balances on hand), from 4.51X at last fiscal year end compared to our current maximum leverage covenant of 4.75X.

The Company's first quarter financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company's Form 10-Q for the fiscal quarter ended March 30, 2010 which can be accessed at www.sec.gov.

NPC's President and CEO Jim Schwartz said, "We are off to a great start in fiscal 2010 highlighted by exceptionally strong, system-leading comparable store sales growth of 10.2% and record quarterly Adjusted EBITDA of $32.4 million.

These results were largely achieved on the strength of our $10 Any Pizza promotion.  The promotion has resonated strongly with the consumer due in large part to the clarity of the message and the great value that it delivers to the consumer on their favorite abundantly topped Pizza Hut pizzas.  In addition, we had notable success this quarter combining our menu variety and innovation with strong value in the form of our pasta and wing early-week specials.

Despite our successful first quarter top-line results, the sales environment remains extremely challenging.  We believe that the best path forward for NPC and the brand is to maintain a simple marketing message that addresses value head-on.  This strategy leverages our menu variety and innovation in a way that keeps the brand and category fresh and beats competition with an arsenal of innovation and new occasions for our customers.

Our operators performed admirably this quarter controlling the business and adjusting to the significant volume increases that accompanied the $10 Any Pizza promotion.  The results of these efforts are reflected in lower labor costs versus last year, despite the July 2009 minimum wage increase, and excellent cost controls in the other operating expense category.  In addition, our G & A expenses reflect the benefit of certain, total team together, precautionary measures we employed last year in the fourth quarter.

Specifically, these actions significantly contributed to a reduction in G&A expense in excess of $1.0 million from last year, which was offset by a $0.5 million increase in credit card fees associated with the increased sales volumes.

We are pleased to report that our leverage declined significantly from 4.51X Consolidated EBITDA at last fiscal year end to 4.12X at the end of our first fiscal quarter due to a $31.3 million reduction in debt and improved operating results over last year.  This improvement provides ample cushion relative to our maximum leverage covenant that declined from 5.25X as of last fiscal year end to 4.75X effective this quarter end.

There remains much work to be done as we navigate this new consumer value paradigm.  However, we are encouraged by the direction of the brand and by this quarter's results.  We look forward to sharing our results with you as fiscal 2010 progresses."

CONFERENCE CALL INFORMATION:

The Company's First Quarter Earnings conference call will be held Tuesday, May 11, 2010 at 9:00 am CDT.  You can access this call by dialing 866-788-0540.  The international number is 857-350-1678.  The access code for the call is 11452538.

Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com.

For those unable to participate live, a replay of the call will be available until May 17, 2010 by dialing 888-286-8010 or by dialing international at 617-801-6888.  The access code for the replay is 74898342.

A replay of the call will also be available at the Company's website at www.npcinternational.com.

NPC International, Inc. is the world's largest Pizza Hut franchisee and currently operates 1,147 Pizza Hut restaurants and delivery units in 28 states.

For more complete information regarding the Company's financial position and results of operations, investors are encouraged to review the Company's quarterly financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company's Form 10-Q which can be accessed at www.sec.gov.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements.  These include statements regarding our plans and expectations.  Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct.  NPC's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including lower than anticipated consumer discretionary spending; continued deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; and other factors.  These risks and other risks are described in NPC's filings with the Securities and Exchange Commission, including NPC's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Copies of these filings may be obtained by contacting NPC.  All forward-looking statements made in this news release are made as of the date hereof.  NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.  Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC INTERNATIONAL, INC.
Consolidated Statements of Income
(Dollars in thousands)
(Unaudited)

	13 Weeks		13 Weeks
	Ended		Ended
	March 30, 2010		March 31, 2009

Net product sales	$252,629	100.0%	$222,360	100.0%
Fees and other income (1)	11,827	4.7%	9,981	4.5%
Total sales	264,456	104.7%	232,341	104.5%
Comparable store sales (net product sales only)	10.2%		-5.0%

Cost of sales (2)	75,971	30.1%	59,530	26.8%
Direct labor (3)	74,887	29.6%	66,425	29.9%
Other restaurant operating expenses (4)	77,991	30.9%	74,156	33.3%
General and administrative expenses (5)	12,146	4.8%	12,678	5.7%
Corporate depreciation and amortization of intangibles	2,839	1.1%	2,922	1.3%
Other	360	0.2%	642	0.3%
Total costs and expenses	244,194	96.7%	216,353	97.3%
Operating income	20,262	8.0%	15,988	7.2%
Interest expense (6)	(7,525)	-3.0%	(7,924)	-3.6%
Income before income taxes	12,737	5.0%	8,064	3.6%
Income tax expense	3,277	1.3%	2,042	0.9%

Income from continuing operations	9,460	3.7%	6,022	2.7%
Loss from discontinued operations	-	0.0%	(59)	0.0%
Net income	$9,460	3.7%	$5,963	2.7%

Percentages are shown as a percent of net product sales.

Capital Expenditures	$3,925		$7,203
Cash Rent Expense	$12,873		$12,443

(1)	Fees and other income increased due to increased delivery transactions.
(2)	Cost of sales, as a percentage of net product sales, increased primarily due to lower net pricing associated with the $10 Any Pizza promotion.
(3)
Direct labor, as a percentage of net product sales, decreased largely due to the benefit of sales leverage on fixed and semi-fixed costs, which more than offset the effect of the July 2009 minimum wage increase.

(4)	Other restaurant operating expenses, as a percentage of net product sales, decreased largely due to the benefit of sales leverage on fixed and semi-fixed costs.
(5)	General and administrative expenses declined from the prior year mostly due to precautionary measures employed in the fourth quarter of 2009 effective fiscal 2010.
(6)	Interest expense declined primarily due to lower average debt levels than the prior year's levels.

Note:  The explanations above are abbreviated disclosures.  For complete disclosure see Management's Discussion and Analysis in our Form 10-Q filed with the SEC.

NPC INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 30, 2010	December 29, 2009
Assets
Current assets:
Cash and cash equivalents	$12,680	$14,669
Other current assets	21,903	22,845
Total current assets	34,583	37,514

Facilities and equipment, net	157,063	164,413
Franchise rights, net	406,362	408,714
Other noncurrent assets	218,837	218,683
Total assets	$816,845	$829,324
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$-	$31,340
Other current liabilities	84,988	74,412
Total current liabilities	84,988	105,752

Long-term debt, less current portion	402,370	402,370
Other noncurrent liabilities	160,958	162,627
Total liabilities	648,316	670,749
Stockholders' equity	168,529	158,575
Total liabilities and stockholders' equity	$816,845	$829,324

NPC INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	13 weeks Ended
	March 30, 2010	March 31, 2009
Operating activities
Net income	$9,460	$5,963
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	12,063	13,462
Deferred income taxes	(57)	140
Other adjustments	328	247
Changes in assets and liabilities, excluding acquisitions:
Assets	(1,602)	(927)
Liabilities	11,089	7,029
Net cash provided by operating activities	31,281	25,914
Investing activities
Capital expenditures	(3,925)	(7,203)
Net proceeds from sale of units	-	19,463
Purchase of business assets, net of cash acquired	-	(32,937)
Proceeds from sale or disposition of assets	2,068	20
Net cash used in investing activities	(1,857)	(20,657)
Financing activities
Net payments under revolving credit facility	-	(3,000)
Payments on term bank facilities	(31,340)	-
Proceeds from sale leaseback transactions	-	3,793
Other	(73)	(16)
Net cash (used in) provided by financing activities	(31,413)	777
Net change in cash and cash equivalents	(1,989)	6,034
Beginning cash and cash equivalents	14,669	5,327
Ending cash and cash equivalents	$12,680	$11,361

NPC INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
(in thousands)
(Unaudited)

	13 Weeks Ended
	March 30, 2010	March 31, 2009
Adjusted EBITDA:
Net income from continuing operations	$9,460	$6,022
Adjustments:
Interest expense	7,525	7,924
Income tax expense	3,277	2,042
Depreciation and amortization	11,423	12,954
Net facility impairment charges	407	151
Pre-opening expenses and other	284	724
Adjusted EBITDA from continuing operations	32,376	29,817
Adjusted EBITDA from discontinued operations	-	142
Adjusted EBITDA (1)	$32,376	$29,959

Free Cash Flow:
Net cash provided by operating activities	$31,281	$25,914
Less:
Capital expenditures	(3,925)	(7,203)
Free Cash Flow (2)	$27,356	$18,711

Unit Count Activity
	13 Weeks Ended
	March 30, 2010	March 31, 2009

Beginning of period	1,149	1,098
Developed	-	2
Acquired	-	105
Closed	(2)	(7)
Sold	-	(42)
End of period	1,147	1,156

Equivalent units, continuing operations (3)	1,146	1,129

(1) The Company defines Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses. The Company has substantial interest expense relating to the financing of the acquisition of us in 2006 and substantial depreciation and amortization expense relating to the acquisition of us in 2006 and to our acquisition of units in recent years.  Management believes the elimination of these items, as well as taxes, pre-opening and other expenses and facility impairment charges give investors useful information to compare the performance of our core operations over different periods.  Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company's financial information reported under generally accepted accounting principles.  Adjusted EBITDA, as defined above, may not be similar to EBITDA measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because management believes that Adjusted EBITDA provides investors a helpful measure for comparing the Company's operating performance with the performance of other companies that have different financing and capital structures or tax rates.

(2) The Company defines Free Cash Flow as cash flows from operations less capital expenditures. Management believes that the free cash flow measure is important to investors to provide a measure of how much cash flow is available, after current changes in working capital and acquisition of property and equipment, to be used for working capital needs or for strategic opportunities, including servicing debt, making acquisitions, and making investments in the business.  It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.

(3) Equivalent units represent the number of units open at the beginning of a given period, adjusted for units opened, closed, acquired or sold during the period on a weighted average basis.

7300 W 129th St
Overland Park, KS 66213